Exhibit 99.1

         Contango Reports Third Quarter Earnings and Updates Operations


    HOUSTON--(BUSINESS WIRE)--May 15, 2006--Contango Oil & Gas Company (AMEX:MCF) reported net income attributable to common stock for the three months ended March 31, 2006 of $0.7 million, or $0.05 per basic and diluted share, compared to a net loss attributable to common stock for the three months ended March 31, 2005 of $1.2 million, or $0.09 per basic and diluted share. The increase was attributable to an increase in crude oil and natural gas prices and an increase in our oil production.
    Net income attributable to common stock for the nine months ended March 31, 2006 was $0.4 million, or $0.03 per basic and diluted share, compared to net income attributable to common stock for the nine months ended March 31, 2005 of $13.4 million, or $1.02 per basic and diluted share, which included a gain on the sale of discontinued operations of $16.3 million, from the sale of our south Texas natural gas and oil interests that was completed in December 2004.
    EBITDAX for the three months ended March 31, 2006 was $2.1 million compared to $0.6 million for the three months ended March 31, 2005. EBITDAX for the nine months ended March 31, 2006 was $4.2 million compared to $27.4 million for the nine months ended March 31, 2005.
    Kenneth R. Peak, Contango's Chairman and Chief Executive Officer, said, "We expect to begin drilling our High Island A-279 ("Juice") and our West Delta 43 ("Skip Jack") prospects in June, and our Eugene Island 10 ("Dutch") prospect in July.
    "In our Arkansas Fayetteville Shale Play, we and our operating group have acquired or received commitments on approximately 42,000 net mineral acres. The Arkansas Oil & Gas Commission has now approved eleven of our 640-acre drilling units, which we estimate will allow our operating group to drill and operate approximately 100 horizontal wells. In addition, we have now been integrated into 35 wells that are being operated by a third party oil and gas exploration company, seven of which are producing. The remaining 28 horizontal wells are either being drilled or are expected to be drilled over the next three months. We recently logged 240 feet of net Fayetteville Shale in our first Alta operated well, the Alta Beck #1-32H, and are currently drilling this well horizontally.
    "On March 15, 2006, two affiliated companies were the apparent high bidders on a total of 16 lease blocks at the Central Gulf of Mexico Lease Sale #198. We were recently awarded our 11th lease block from this sale, West Delta 77, bringing the total number of lease blocks Contango and its affiliates have to 62 offshore leases.
    "As of May 11, 2006, we have approximately $33 million in cash, cash equivalents, and short term investments. In addition, the Company has $10.0 million of unutilized borrowing capacity. Our principal focus will continue to be our deep shelf Gulf of Mexico and Fayetteville Shale exploration programs."


              CONTANGO OIL & GAS COMPANY AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)

                        Three Months Ended        Nine Months Ended
                            March 31,                March 31,
                     ------------------------ ------------------------
                        2006         2005        2006         2005
                     ----------- ------------ ----------- ------------
 REVENUES:
   Natural gas and
    oil sales          $123,199     $256,632    $315,274     $630,720
                     ----------- ------------ ----------- ------------
     Total revenues     123,199      256,632     315,274      630,720
                     ----------- ------------ ----------- ------------

 EXPENSES:
   Operating expenses
    (credits)             5,512        5,890     (11,216)      43,610
   Exploration
    expenses            152,011    1,741,322     978,682    3,014,786
   Depreciation,
    depletion and
    amortization         11,909       98,884      99,032      266,205
   Impairment of
    natural gas and
    oil properties      419,918      124,537     419,918      236,537
   General and
    administrative
    expense           1,061,518      620,738   3,083,492    2,520,262
                     ----------- ------------ ----------- ------------
     Total expenses   1,650,868    2,591,371   4,569,908    6,081,400
                     ----------- ------------ ----------- ------------

 LOSS FROM CONTINUING
  OPERATIONS BEFORE
  OTHER INCOME AND
  INCOME TAXES       (1,527,669)  (2,334,739) (4,254,634)  (5,450,680)

 OTHER INCOME
  (EXPENSE):
 Interest expense           (93)         (93)       (285)     (71,410)
 Interest income        165,946      168,466     565,314      201,822
 Gain (loss) on sale
  of assets and other   (18,519)     (12,346)    223,167      (99,166)
                     ----------- ------------ ----------- ------------
 LOSS FROM CONTINUING
  OPERATIONS BEFORE
  INCOME TAXES       (1,380,335)  (2,178,712) (3,466,438)  (5,419,434)
 Benefit for income
  taxes                 524,792      762,549   1,326,191    1,896,802
                     ----------- ------------ ----------- ------------

 LOSS FROM CONTINUING
  OPERATIONS           (855,543)  (1,416,163) (2,140,247)  (3,522,632)
                     ----------- ------------ ----------- ------------
 DISCONTINUED
  OPERATIONS
     Discontinued
      operations, net
      of income taxes 1,754,965      344,119   3,032,583   17,188,866
                     ----------- ------------ ----------- ------------

 NET INCOME (LOSS)      899,422   (1,072,044)    892,336   13,666,234
 Preferred stock
  dividends             150,000      105,000     451,000      315,000
                     ----------- ------------ ----------- ------------
 NET INCOME (LOSS)
  ATTRIBUTABLE
  TO COMMON STOCK      $749,422  $(1,177,044)   $441,336  $13,351,234
                     =========== ============ =========== ============

 NET INCOME (LOSS) PER SHARE:
   Basic
     Continuing
      operations         $(0.07)      $(0.12)     $(0.18)      $(0.30)
     Discontinued
      operations           0.12         0.03        0.21         1.32
                     ----------- ------------ ----------- ------------
     Total                $0.05       $(0.09)      $0.03        $1.02
                     =========== ============ =========== ============
   Diluted
     Continuing
      operations         $(0.07)      $(0.12)     $(0.18)      $(0.30)
     Discontinued
      operations           0.12         0.03        0.21         1.32
                     ----------- ------------ ----------- ------------
     Total                $0.05       $(0.09)      $0.03        $1.02
                     =========== ============ =========== ============

 WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
   Basic             14,865,965   13,108,196  14,675,586   13,030,251
                     =========== ============ =========== ============
   Diluted           14,865,965   13,108,196  14,675,586   13,030,251
                     =========== ============ =========== ============


    The summarized financial results for discontinued operations for each of the periods ended March 31, are as follows:


Operating Results:     Three Months Ended        Nine Months Ended
                           March 31,                 March 31,
                   ------------------------- -------------------------
                      2006         2005         2006         2005
                   ------------ ------------ ------------ ------------
Revenues            $1,555,134     $774,449   $4,377,017  $14,357,236
Operating
 (expenses) credits
 (a)                   466,362      178,392    1,266,320   (1,226,890)
Depreciation
 expense              (380,000)    (223,666)    (966,734)  (2,259,325)
Exploration expense          -     (229,119)  (1,093,139)    (714,906)
Gain on sale of
 discontinued
 operations          1,058,450       29,358    1,082,048   16,288,294
                   ------------ ------------ ------------ ------------
   Gain before
    income taxes     2,699,946      529,414    4,665,512   26,444,409
Provision for
 income taxes         (944,981)    (185,295)  (1,632,929)  (9,255,543)
                   ------------ ------------ ------------ ------------
Gain from
 discontinued
 operations, net of
 income taxes       $1,754,965     $344,119   $3,032,583  $17,188,866
                   ============ ============ ============ ============

(a) credit due to severance tax refunds


Production, Prices, Operating Expenses, and Other

                             Three Months Ended    Nine Months Ended
                                 March 31,             March 31,
                           --------------------- ---------------------
                             2006       2005       2006       2005
                           ---------- ---------- ---------- ----------
                            (Dollar amounts in    (Dollar amounts in
                            000s, except average  000s, except average
Production Data:            sales price and per   sales price and per
                               Mcfe amounts)         Mcfe amounts)
Natural gas (million cubic
 feet)                           116        120        342      2,030
Oil and condensate
 (thousand barrels)               13          5         28         44
Total (million cubic feet
 equivalent)                     194        150        510      2,294

Natural gas (thousand
 cubic feet per day)           1,289      1,333      1,248      7,409
Oil and condensate
 (barrels per day)               144         56        102        161
Total (thousand cubic feet
 equivalent per day)           2,153      1,669      1,860      8,375

Average sales price:
  Natural gas (per
   thousand cubic feet)        $8.00      $6.32      $9.14      $6.40
  Oil and condensate (per
   barrel)                    $58.17     $50.68     $56.89     $45.35

Selected data per Mcfe:
  Severance taxes             $(2.89)    $(1.28)    $(2.89)    $(0.18)
  Lease operating expenses     $0.51      $0.15      $0.37      $0.74
  General and
   administrative expenses     $5.49      $4.08      $6.08      $1.10
  Depreciation, depletion
   and amortization of
   natural gas and oil
   properties                  $1.96      $2.06      $1.99      $1.07

EBITDAX (1)                   $2,117       $600     $4,192    $27,386


(1) EBITDAX represents earnings before interest, income taxes, depreciation, depletion and amortization, impairment expenses, exploration expenses, including gain (loss) from hedging activities, and sale of assets and other. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used by investors as an indicator of a company's operating performance and ability to incur and service debt. We believe EBITDAX assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion and amortization, impairment of natural gas and oil properties and exploration expenses, which can vary significantly depending upon accounting methods. EBITDAX is not a calculation based on U.S. generally accepted accounting principles and should not be considered an alternative to net income (loss) in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash, which are disclosed in our statements of cash flows. Investors should carefully consider the specific items included in our computation of EBITDAX. While we have disclosed our EBITDAX to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management's discretionary use, due to requirements to conserve funds for capital expenditures, debt service, preferred stock dividends and other commitments.


    A reconciliation of EBITDAX to loss from continuing operations and operating results for discontinued operations for the periods indicated is presented below.


                               Three Months Ended  Nine Months Ended
                                   March 31,           March 31,
                              ------------------- -------------------
Reconciliation of EBITDAX:      2006      2005      2006      2005
                              --------- --------- --------- ---------
                               (Dollar amounts     (Dollar amounts
                                   in 000s)            in 000s)
(Loss) from continuing
 operations before other
 income and income taxes       $(1,528)  $(2,335)  $(4,255)  $(5,451)
Exploration expenses               152     1,741       979     3,015
Depreciation, depletion and
 amortization                       12        99        99       266
Impairment of natural gas and
 oil properties                    420       125       420       237
Gain (loss) on sale of assets
 and other                         (19)      (12)      223       (99)
                              --------- --------- --------- ---------
  EBITDAX from continuing
   operations                     (963)     (382)   (2,534)   (2,032)
Gain from discontinued
 operations before taxes         2,700       529     4,666    26,444
Exploration expenses                 -       229     1,093       715
Depreciation, depletion and
 amortization                      380       224       967     2,259
                              --------- --------- --------- ---------
  EBITDAX                       $2,117      $600    $4,192   $27,386
                              ========= ========= ========= =========


    Contango is a Houston-based, independent natural gas and oil company. The Company's core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico and onshore in the Arkansas Fayetteville Shale. As a recent addition to our business, we now operate certain offshore prospects through our wholly-owned subsidiary, Contango Operators, Inc. ("COI"). The Company also owns a 10% interest in a limited partnership formed to develop an LNG receiving terminal in Freeport, Texas, and holds investments in companies focused on commercializing environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.
    This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.


    CONTACT: Contango Oil & Gas Company, Houston
             Kenneth R. Peak, 713-960-1901
             www.contango.com